
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in it's entirety by reference to such financial statements.
</LEGEND>
<CIK> 0000786622
<NAME> KRUPP INSURED PLUS LIMITED PARTNERSHIP

<PERIOD-TYPE>                   9-MOS
<FISCAL-YEAR-END>                          DEC-31-1997
<PERIOD-END>                               SEP-30-1997
<CASH>                                       2,379,788
<SECURITIES>                                68,580,411<F1>
<RECEIVABLES>                                  467,005
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                               608,463<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                              72,035,667
<CURRENT-LIABILITIES>                           15,290
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                    70,929,832<F3>
<OTHER-SE>                                   1,090,545<F4>
<TOTAL-LIABILITY-AND-EQUITY>                72,035,667
<SALES>                                              0
<TOTAL-REVENUES>                             4,134,948<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             1,047,916<F6>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              3,087,032
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          3,087,032
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 3,087,032
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F1>Includes Participating Insured Mortgages ("PIMs") of $42,415,956 and
Mortgage-Backed Securities ("MBS") of $26,164,454.
<F2>Includes prepaid acquisition fees and expenses of $3,810,610 net of accumulated amortization of $3,392,683 and prepaid participation servicing fees $810,846 net of accumulated amortization of $620,310.
<F3>Represent total equity of General Partners and Limited Partners.  General
Partners deficit of ($238,194) and Limited Partners equity of $71,168,026.
<F4>Unrealized gain on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $497,384 of amortization of prepaid fees and expenses.
<F7>Net income allocated $92,611 to the General Partners and $2,994,421 to the
Limited Partners.  Average net income per Limited Partner interest is $.40 on
7,500,099 Limited Partners interests outstanding.

